Wayfair Names Fiona Tan Chief Technology Officer
Tan to Succeed Jim Miller on March 1; Miller to Retire June 30
BOSTON, Mass. – January 26, 2022 – Wayfair Inc. (NYSE:W), one of the world’s largest destinations for the home, today announced the appointment of Fiona Tan as Chief Technology Officer. Tan will succeed Jim Miller on March 1 with Miller staying on for a transition period leading up to his retirement at the end of June. Tan joined Wayfair in 2020 as Global Head of Customer and Supplier Technology working closely with Miller as the planned successor to the CTO role. During her tenure at Wayfair, she has played a critical role in driving the growth and success of Wayfair’s world-class Technology organization while setting the vision and strategy for the development of systems and technologies that shape customer and supplier experiences.
“As we move forward on our rapid growth trajectory, we are incredibly excited to welcome Fiona to the CTO role. In just two years, Fiona has established an impressive track record of success across our Technology organization and is, without a doubt, the exceptional leader and technologist we need to advance our exciting and ambitious growth plans moving forward,” noted Niraj Shah, CEO, Co-Chairman and Co-Founder, Wayfair. “We are grateful to Jim for his vast contributions to the organization over the past several years, as board member, interim CTO and then CTO. Jim has been the driving force behind the transformation and maturation of our Technology organization that has attracted world-class talent and positioned us extremely well for the immense opportunity ahead.”
Tan steps into the CTO role with more than 25 years of experience leading technology teams at dynamic and fast-growing companies, including six years in executive leadership roles at Walmart overseeing technology and engineering. She served as Senior Vice President of U.S. Technology at Walmart where she was responsible for innovation and engineering execution spanning its site, mobile app and all associate and merchant-facing technology across its e-commerce and stores business in the U.S.
“I am delighted to be named Chief Technology Officer and honored to lead the highly talented, world-class team of technologists at Wayfair,” added Tan. “Under Jim’s leadership, Wayfair built an incredible team across engineering, data science, product management and design with industry-leading capabilities laser-focused on continuously improving what is already the most rewarding customer experience in the home retail category. I look forward to further building our strengths as a tech organization and leading our exceptional team of technologists as we advance the company’s ambitious goals and next phase of growth, further cementing Wayfair’s leadership role in retail.”
Prior to Walmart, Tan served in a number of leadership roles at Ariba, where she led its global engineering organization responsible for the strategy, lifecycle, and delivery of the Ariba Commerce Network, as well as TIBCO Software. Tan has a master’s degree in Computer Science from Stanford and a bachelor’s degree in Computer Science and Engineering from Massachusetts Institute of Technology (MIT).
About Wayfair
Wayfair is the destination for all things home: helping everyone, anywhere create their feeling of home. From expert customer service, to the development of tools that make the shopping process easier, to carrying one of the widest and deepest selections of items for every space, style, and budget, Wayfair gives everyone the power to create spaces that are just right for them.
The Wayfair family of sites includes:
•Wayfair - Everything home – for a space that’s all you.
•Joss & Main - The ultimate style edit for home.
•AllModern - All of modern, made simple.
•Birch Lane - A fresh take on the classics.
•Perigold - An undiscovered world of luxury design.
Wayfair generated $14.1 billion in net revenue for the twelve months ended September 30, 2021. Headquartered in Boston, Massachusetts with operations throughout North America and Europe, Wayfair employs approximately 16,000 people.
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Wayfair Media Relations Contact:
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Landry Ngambia
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